EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No.333-XXXXX) of our report dated April 15, 2022, with respect to the consolidated financial statements of Cosmos Health Inc. (f/k/a Cosmos Holdings, Inc.), included in Cosmos Health’s Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2021.  Our report contains an explanatory paragraph regarding Cosmos Health’s ability to continue as a going concern.  We also consent to the reference of our firm under the caption "Experts" in the Registration Statement.

/s/ ArmaninoLLP
San Francisco, California

January 18, 2023